Exhibit 99.1

CONTACT:

Jeff Macdonald

Acorda Therapeutics

(914) 347-4300 ext. 232

jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Adrian L. Rabinowicz Joins as Senior Vice President of Medical Affairs

HAWTHORNE, N.Y., February 22, 2010 — Acorda Therapeutics, Inc. (Nasdaq: ACOR) announced today that Adrian L. Rabinowicz, M.D., FAAN, has joined the Company as Senior Vice President and Head, Medical Affairs, reporting to Thomas Wessel, M.D., Ph.D., Chief Medical Officer. Dr. Rabinowicz will have responsibility for Acorda’s Medical Communications and Scientific Affairs departments, medical education programs and the field-based team of Regional Scientific Managers.

Before joining Acorda, Dr. Rabinowicz spent over five years with Bayer HealthCare Pharmaceuticals holding roles of increasing responsibility. Most recently Dr. Rabinowicz was Vice President and Head, U.S. Medical Affairs — Specialty Medicine and led the central nervous system and hematology medical teams. In this role, he was actively involved in all medical and regulatory activities related to Betaseron®, Bayer’s multiple sclerosis drug. He also served as a member of Bayer’s Protocol Review Committee, which was responsible for evaluating and approving all Phase II - IV protocols. Prior to his time at Bayer, Dr Rabinowicz held the position of Medical Director in Clinical Development and Medical Affairs at Novartis Pharmaceuticals in the U.S., where he managed several programs and regulatory interactions in Alzheimer’s disease, Parkinson’s disease and traumatic brain injury.

“We are very excited to have Adrian Rabinowicz join Acorda’s senior management team and lead our Medical Affairs group. Adrian’s accomplishments related to scientific and clinical educational initiatives in multiple sclerosis are impressive,” stated Dr. Wessel. “In addition, the breadth of his experience across a range of disciplines within drug development will be critical to Acorda as we work to execute a very ambitious agenda this year - the successful launch and commercialization of AMPYRA™, bringing GGF2 into the clinical trial stage and evaluating additional neurologic products and technologies for potential in-licensing.”

Dr. Rabinowicz received his medical degree from the Universidad Del Salvador, Buenos Aires, Argentina. He completed his residency in neurology at the University of Buenos Aires and his fellowship in Epilepsy and Neurophysiology at the University of Southern California, Los Angeles. Dr. Rabinowicz is Board Certified in Neurology and for several years served as an Assistant Professor of  Neurology and as the Co-Director of the USC Comprehensive Epilepsy program, a selected NINDS site for antiepileptic drug development. Subsequently, Dr Rabinowicz helped establish the Comprehensive Epilepsy Program at the Fleni Neurological Institute in Buenos Aires, Argentina, that became an international referral center for patients with refractory epilepsy and a leading institution for the clinical development of antiepileptic drugs. Dr. Rabinowicz has received several national and international awards for his research and is a Fellow of the American Academy of Neurology. He has published over 70 peer reviewed papers and several book chapters.

“I’m delighted to be joining Acorda at the launch of an important new treatment for multiple sclerosis. AMPYRA is the first new therapy approved for MS in over ten years, and I’m looking forward to working with the highly experienced Medical Affairs team already in place to help direct future scientific and clinical initiatives for AMPYRA,” said Dr. Rabinowicz.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for multiple sclerosis, spinal cord injury and related nervous system disorders. The Company’s marketed products include AMPYRA™ (dalfampridine), a potassium channel blocker approved as a treatment to improve walking in patients with multiple sclerosis (MS), as demonstrated by an improvement in walking speed; and ZANAFLEX CAPSULES® (tizanidine hydrochloride), a short-acting drug for the management of spasticity. The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Ampyra in the United States and to successfully market Zanaflex Capsules, the risk of unfavorable results from future studies of Ampyra, the occurrence of adverse safety events with our products, delays in obtaining or failure to obtain regulatory approval of Ampyra outside of the United States and our dependence on our collaboration partner Biogen Idec in connection therewith, competition, failure to protect Acorda Therapeutics’ intellectual property or to defend against the intellectual property claims of others, the ability to obtain additional financing to support Acorda Therapeutics’ operations, and unfavorable results from our preclinical programs. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.